Exhibit 99.1

Myomo Reports Third Quarter 2023 Financial Results Featuring Record Product Revenue and Authorizations

Q3 total revenue of $5.1 million, up 28% over the prior year

156 MyoPro orders and insurance authorizations received, including the first payments for five Medicare Part B patients

Conference call begins at 4:30 p.m. Eastern time today

BOSTON (November 7, 2023) – Myomo, Inc. (NYSE American: MYO) (“Myomo” or the “Company”), a wearable medical robotics company that offers increased functionality for those suffering from neurological disorders and upper-limb paralysis, today announced financial results for the three and nine months ended September 30, 2023.

Financial and operational highlights for the third quarter of 2023 include the following (all comparisons are with the third quarter of 2022):

•
Total revenue was $5.1 million, up 28%. Product revenue was $5.0 million, up 27%;
•
Revenue units were 119, up 37%;
•
MyoPro® orders and insurance authorizations were received for 156 units, up 20%;
•
Backlog, which represents insurance authorizations and orders received but not yet converted to revenue, was 185 units, up 1%, including five Medicare Part B patients for whom at least one rental payment has been received;
•
381 new candidates were added to the patient pipeline, up 22%;
•
There were 1,046 MyoPro candidates in the patient pipeline as of September 30, 2023, up 28%;
•
Gross margin was 68.7%, up 220 basis points; and,
•
Cost per pipeline add, which reflects only payers that have previously reimbursed for the MyoPro, was $2,159, a reduction of 36%.

Management Commentary

“We are pleased to deliver record quarterly product revenue that exceeded $5 million for the first time, driven by a record number of orders and insurance authorizations, including authorizations we were able to convert into revenue in the quarter," stated Paul R. Gudonis, Myomo's chairman and chief executive officer. "Our focus for the rest of the year is to continue executing to our business plan while managing our operating expenses, and working to ensure successful outcomes for our patients, including Medicare Part B beneficiaries. We look forward to working with appropriately screened and medically necessary Medicare Part B patients in anticipation of being able to fit them with their own MyoPro."

Financial Results

	For the Three Months Ended September 30,		Period- to-Period Change		For the Nine Months Ended September 30,		Period- to-Period Change
	2023	2022	$	%	2023	2022	$	%
Product revenue	$5,029,523	$3,968,201	$1,061,322	27%	$12,719,855	$10,513,702	$2,206,153	21%
License revenue	50,000	-	50,000	N/M	1,764,920	1,000,000	764,920	76%
Total revenue	5,079,523	3,968,201	1,111,322	28%	14,484,775	11,513,702	2,971,073	26%
Cost of revenue	1,590,675	1,331,217	259,458	19%	4,407,269	3,888,217	519,052	13%
Gross profit	$3,488,848	$2,636,984	$851,864	32%	$10,077,505	$7,625,485	$2,452,020	32%
Gross margin %	68.7%	66.5%		2.2%	69.6%	66.2%		3.3%

Total revenue for the third quarter of 2023 was $5.1 million, up 28% compared with the third quarter of 2022. Excluding guaranteed minimum payment revenue from the China JV company, product revenue was $5.0 million, up 27% compared with the third quarter of 2022. Growth in product revenue was driven by a higher number of revenue units, offset by a slightly lower average selling price (“ASP”). Myomo recognized revenue on 119 MyoPro units in the third quarter of 2023, up 37% over the same quarter a year ago. Year-to-date total revenue was $14.5 million, up 26% compared with the same period a year ago.

Gross margin for the third quarter of 2023 was 68.7%, compared with 66.5% for the third quarter of 2022. The increase was driven primarily by improved fixed cost absorption, offset by a lower ASP and higher warranty reserves. Year-to-date gross margin was 69.6%, compared with 66.2% for the same period a year ago.

Operating expenses for the third quarter of 2023 were $5.5 million, an increase of 1% over the third quarter of 2022. The increase was driven primarily by higher incentive compensation accruals, offset by lower advertising expenses. Advertising costs of $0.8 million decreased 27% from the third quarter of 2022. Cost per pipeline add was $2,159, a decrease of 36% from the third quarter of 2022. Year-to-date operating expenses were $15.9 million, a decrease of 1% from the same period a year ago.

Operating loss for the third quarter of 2023 was $2.0 million, compared with an operating loss of $2.8 million for the third quarter of 2022. Net loss for the third quarter of 2023 was $2.0 million, or $0.06 per share, compared with a net loss of $2.8 million, or $0.40 per share, for the third quarter of 2022. Year-to-date operating loss was $5.8 million, compared with an operating loss of $8.4 million for the same period a year ago. Year-to-date net loss was $5.7 million, or $0.21 per share, compared with a net loss of $8.6 million, or $1.24 per share, for the same period a year ago.

Adjusted EBITDA for the third quarter of 2023 was $(1.7) million, compared with $(2.5) million for the third quarter of 2022. Year-to-date Adjusted EBITDA was $(4.9) million, compared with $(7.4) million for the same period a year ago. A reconciliation of GAAP net loss to this non-GAAP financial measure appears below.

Operations Update

The patient pipeline was 1,046 patients as of September 30, 2023. Beginning in 2023, the pipeline only represents patients with insurance payers, U.S. Veterans Administration hospitals and Statutory Health Insurance plans in Germany that have previously paid for a MyoPro. The comparable patient pipeline as of September 30, 2022 was 816 patients, representing a year over year an increase of 28%. There were 381 patients added to the pipeline in the third quarter of 2023, an increase of 22% compared with 312 patients with previous payers added in the same period a year ago.

Separately, the Company allocated resources during the quarter to build the pipeline of Medicare Part B patients. The Company intends to continue those efforts in the fourth quarter.

Centers for Medicare & Medicaid Services Update

On November 1, 2023, the Centers for Medicare & Medicaid Services ("CMS") published a final rule that reclassifies the MyoPro as a brace, which will become effective on January 1, 2024. As a result, the Company expects the MyoPro to be reimbursed on a lump-sum basis, similar to all other payers currently reimbursing for the MyoPro.

On November 6, 2023, the Company announced that CMS published proposed fee schedule rates for its Healthcare Common Procedure Coding System ("HCSPS") codes L8701 and L8702. The proposed fees for L8701, which covers the MyoPro Motion W and L8702, which covers the MyoPro Motion G, are $31,745.42 and $62,457.28, respectively. These payment determinations will be reviewed as part of CMS' bi-annual HCPCS public meeting to be held on November 29, 2023. In the meantime, payment amounts for Medicare Part B beneficiaries will continue to be determined by CMS' regional billing contractors, known as the DME MAC's.

The Company has filed claims with the DME MAC's, for six MyoPros provided to Medicare Part B patients. The claims were submitted for reimbursement as a rental, consistent with the MyoPro’s current classification. Of these, the Company has received rental payments for five patients covering all four of the Medicare billing regions. The claim for the sixth patient is in process, with medical documentation currently being reviewed under the process of individual consideration.

"With payments being received from all four of the DME MACs, we are excited for Medicare beneficiaries to now have access to the MyoPro like our Medicare Advantage, Veterans Administration and private insured patients,” added Mr. Gudonis. “In addition, we continue to support level one research documenting the successful validated outcomes from the MyoPro. We recently funded two studies in academic publications proving evidence of successful use in the home, and independently funded randomized controlled trials by the Department of Defense and the Veterans Administration are underway at the Kessler Foundation and the Louis Stokes VA Medical Center, respectively.”

Business Outlook

“Based on the size of the patient pipeline entering the fourth quarter, we expect another strong quarter of insurance authorizations and orders for the MyoPro. The realized revenue for the quarter will depend on the payer mix, the timing of MyoPro deliveries and the receipt of reimbursement payments from insurers,” added Mr. Gudonis. “With the backlog up modestly on a sequential basis, and assuming a typical number of ‘in-quarter’ fill orders, we believe we are positioned for year-over-year product revenue growth for the fourth quarter. In addition, we expect the full year product revenue growth to be consistent with the growth rate through the first nine months of the year, which is within our target range of 20-30% growth stated at the beginning of the year.”

Cash Position

Cash, cash equivalents and short-term investments as of September 30, 2023 were $11.1 million, Cash used in operating activities was $1.7 million for the third quarter of 2023, compared with $2.8 million for the third quarter of 2022.

Conference Call and Webcast

Myomo will hold a conference call today at 4:30 p.m. Eastern time to discuss these results and answer questions. Participants are encouraged to pre-register for the call at this link. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time including up to and after the start of the call. Those unable to pre-register may participate by dialing 844-707-6932 (U.S.) or 412-317-9250 (International). A webcast of the call will also be available at Myomo’s Investor Relations page at http://ir.myomo.com/.

A replay of the webcast will be available beginning approximately one hour after the completion of the live conference call at http://ir.myomo.com/. A dial-in replay of the call will be available until November 21, 2023 at 877-344-7529 (U.S. toll-free), 855-669-9658 (Canada toll-free) or 412-317-0088 (International), with passcode 5227358.

Non-GAAP Financial Measures

Myomo is providing financial information that has not been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. This information includes Adjusted EBITDA. This non-GAAP financial measure is not in accordance with, or an alternative for, GAAP and may be different from similar non-GAAP financial measures used by other companies. Myomo believes the use of this non-GAAP financial measure provides supplementary information for investors to use in evaluating operating performance and in comparing Myomo’s financial measures with other companies in its industry, many of which present similar non-GAAP financial measures. Adjusted EBITDA is EBITDA adjusted for stock-based compensation expense and loss on equity investment. This non-GAAP financial measure is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP, and should be viewed in conjunction with GAAP financial measures. Investors are encouraged to review the reconciliation of this non-GAAP measure to its most directly comparable GAAP financial measure. A reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

About Myomo

Myomo, Inc. is a wearable medical robotics company that offers improved arm and hand function for those suffering from neurological disorders and upper-limb paralysis. Myomo develops and markets the MyoPro product line. MyoPro is a powered upper-limb orthosis designed to support the arm and restore function to the weakened or paralyzed arms of certain patients suffering from CVA stroke, brachial plexus injury, traumatic brain or spinal cord injury, ALS or other neuromuscular disease or injury. It is currently the only marketed device that, sensing a patient’s own EMG signals through non-invasive sensors on the arm, can restore an individual’s ability to perform activities of daily living, including feeding themselves, carrying objects and doing household tasks. Many are able to return to work, live independently and reduce their cost of care. Myomo is headquartered in Boston, Massachusetts, with sales and clinical professionals across the U.S. and representatives internationally. For more information, please visit www.myomo.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s future business expectations, including expectations for fourth quarter and full year 2023 revenue, expectations regarding efforts to build the Medicare Part B patient pipeline and expectations regarding lump sum reimbursement for Medicare Part B patients, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors.

These factors include, among other things:

•
We have a history of operating losses and our financial statements for the period ended September 30, 2023 include disclosures regarding there being substantial doubt about our ability to continue as a going concern;
•
our ability to obtain sufficient reimbursement from third-party payers for our products, including CMS for Medicare Part B patients;
•
our revenue concentration with a particular insurance payer as a result of focusing our efforts on patients with insurers who have previously reimbursed for the MyoPro;
•
our ability to continue normal operations and patient interactions without supply chain disruption in order to deliver and fit our custom-fabricated device;

•
our marketing and commercialization efforts;
•
our dependence upon external sources for the financing of our operations, to the extent that we do not achieve or maintain cash flow breakeven;
•
our ability to effectively execute our business plan and scale up our operations;
•
our expectations as to our product development programs, and;
•
general market, economic, environmental and social factors that may affect the evaluation, fitting, delivery and sale of our products to patients.

More information about these and other factors that potentially could affect our financial results is included in Myomo’s filings with the Securities and Exchange Commission, including those contained in the risk factors section of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Although the forward-looking statements in this release of financial information are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material or adverse. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contacts:

For Myomo:

ir@myomo.com

Investor Relations:

Kim Sutton Golodetz

LHA Investor Relations

kgolodetz@lhai.com

212-838-3777

(Tables to follow)

MYOMO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	For the Three Months ended		For the Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Revenue
Product revenue	$5,029,523	$3,968,201	$12,719,855	$10,513,702
License revenue	50,000	—	1,764,920	1,000,000
	5,079,523	3,968,201	14,484,775	11,513,702

Cost of revenue	1,590,675	1,331,217	4,407,269	3,888,217
Gross profit	3,488,848	2,636,984	10,077,505	7,625,485
Operating expenses:
Research and development	717,256	690,407	1,758,481	1,982,815
Selling, general and administrative	4,795,961	4,765,218	14,117,397	14,085,523
	5,513,217	5,455,625	15,875,877	16,068,338

Loss from operations	(2,024,369)	(2,818,641)	(5,798,372)	(8,442,853)

Other (income) expense, net
Interest income	(112,300)	(33,958)	(302,053)	(47,983)
Other expense, net	467	4,999	6,098	15,640
Loss on equity investment	70,124	16,652	99,840	49,860
	(41,709)	(12,307)	(196,115)	17,517
Loss before income taxes	(1,982,660)	(2,806,334)	(5,602,256)	(8,460,370)
Income tax expense	46,355	23,382	85,204	93,202
Net loss	$(2,029,016)	$(2,829,716)	$(5,687,461)	$(8,553,572)

Weighted average number of common shares outstanding:
Basic and diluted	35,266,361	7,064,188	27,537,257	6,880,918
Net loss per share attributable to common stockholders
Basic and diluted	$(0.06)	$(0.40)	$(0.21)	$(1.24)

MYOMO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2023	2022
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$6,911,747	$5,345,967
Short-term investments	4,208,613	—
Accounts receivable, net	2,517,021	1,896,163
Inventories, net	1,484,729	1,399,865
Prepaid expenses and other current assets	920,076	573,462
Total Current Assets	16,042,186	9,215,457
Operating lease assets with right of use	715,876	508,743
Equipment, net	172,018	194,283
Investment in Jiangxi Myomo Medical Assistive Appliance Co., Ltd.	32,648	132,489
Other assets	91,237	111,034
Total Assets	$17,053,965	$10,162,006
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	5,225,320	3,086,932
Current operating lease liability	456,064	353,701
Income taxes payable	65,576	140,650
Deferred revenue	30,685	20,653
Total Current Liabilities	5,777,645	3,601,936
Non-current operating lease liability	253,210	200,207
Deferred revenue	—	498
Total Liabilities	6,030,855	3,802,641
Commitments and Contingencies - Note 9	—	—
Stockholders’ Equity:
Preferred stock	—	—
Common stock	2,652	775
Additional paid-in capital	105,506,182	95,105,071
Accumulated other comprehensive income (loss)	(8,554)	43,227
Accumulated deficit	(94,470,705)	(88,783,244)
Treasury stock, at cost	(6,464)	(6,464)
Total Stockholders’ Equity	11,023,111	6,359,365
Total Liabilities and Stockholders’ Equity	$17,053,965	$10,162,006

MYOMO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

For the Nine Months Ended September 30,	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(5,687,461)	$(8,553,572)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation	136,416	143,742
Stock-based compensation	781,513	917,126
Bad debt expense	12,626	26,075
Loss on equity investment	99,840	49,860
Amortization of right-of-use assets	301,053	253,611
Other non-cash charges	(49,271)	99,771
Changes in operating assets and liabilities:
Accounts receivable	(625,596)	362,759
Inventories	(90,100)	(752,720)
Prepaid expenses and other current assets	(439,584)	240,050
Other assets	19,797	(15,705)
Accounts payable and accrued expenses	2,141,978	(264,182)
Income taxes payable	(74,944)	-
Operating lease liabilities	(352,820)	(298,380)
Deferred revenue	9,533	22,244
Net cash used in operating activities	(3,817,019)	(7,769,321)
CASH USED IN INVESTING ACTIVITIES	(4,324,017)	(307,408)
CASH PROVIDED BY FINANCING ACTIVITIES	9,713,426	-
Effect of foreign exchange rate changes on cash	(6,610)	(27,629)

Net increase (decrease) in cash and cash equivalents	1,565,780	(8,104,358)

Cash and cash equivalents, beginning of period	5,345,967	15,524,378

Cash and cash equivalents, end of period	$6,911,747	$7,420,020

MYOMO, INC.

RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
GAAP net loss	$(2,029,016)	$(2,829,716)	$(5,687,461)	$(8,553,572)
Adjustments to reconcile to Adjusted EBITDA:
Interest (income) expense and other expense, net	(112,300)	(33,958)	(302,053)	(47,983)
Depreciation expense	35,794	49,097	136,416	143,742
Stock-based compensation	330,394	305,633	781,513	917,126
Loss on investment in minority interest	70,124	16,652	99,840	49,860
Income tax expense	46,355	23,382	85,204	93,202
Adjusted EBITDA	$(1,658,648)	$(2,468,910)	$(4,886,540)	$(7,397,625)

# # #